Registration No. 811-04782

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 1, 2023

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-1A

REGISTRATION STATEMENT UNDER THE
INVESTMENT COMPANY ACT OF 1940	☒

Amendment No. 309	☒
(Check appropriate box or boxes)

HSBC FUNDS
(Exact name of registrant as specified in charter)
452 Fifth Avenue
New York, New York 10018-2786
(Address of principal executive offices)
Registrant's Telephone Number, including area code: (800) 782-8183

Stefano Michelagnoli, President
452 Fifth Avenue
New York, New York 10018-2786
(Name and address of agent for service)
Please send copies of all communications to:

Brenden P. Carroll, Esq.
Dechert LLP
1900 K Street, N.W.
Washington, D.C. 20006-2401

It is intended that this filing will become effective immediately upon filing in accordance with Section 8 of the Investment Company Act of 1940 and the rules thereunder.

Explanatory Note

HSBC Funds (the “Trust”), on behalf of HSBC Radiant U.S. Smaller Companies Portfolio (formerly, HSBC RadiantESG U.S. Smaller Companies Portfolio) (the “Portfolio”), is filing this amendment to the Registration Statement (File No. 811-04782) (the “Registration Statement”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), for purposes of amending Amendment No. 308 to the to the Trust’s Registration Statement filed with the U.S. Securities and Exchange Commission on February 28, 2023 (Accession No. 0001206774-23-000283) (“Amendment 308”). The Part A and B of the Registration Statement, as filed in Amendment 308, are incorporated by reference herein. Part C is filed herewith.

Beneficial interests in the Portfolio (“Interests”) are not being registered under the Securities Act of 1933, as amended (the “1933 Act”). This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the 1933 Act. This Registration Statement is not an offer to sell, or the solicitation of an offer to buy, any Interests of the Portfolio.

HSBC FUNDS

HSBC Radiant U.S. Smaller Companies Portfolio (formerly, HSBC RadiantESG U.S. Smaller Companies Portfolio)

(the “Portfolio”)

Amendment dated November 1, 2023 to the Part A and the Part B of the Registration Statement dated February 28, 2023

Upon the recommendation of HSBC Global Asset Management (USA) Inc. (the “Adviser”), the Board of Trustees of HSBC Funds (the “Trust”) has approved a change to the Portfolio’s name. In anticipation of a change in the name of the Portfolio’s current subadviser, the Portfolio’s name was changed to “HSBC Radiant U.S. Smaller Companies Portfolio.” The name change did not result in any change to the Portfolio’s investment objective or principal investment strategy, including its policy to invest at least 80% of its net assets in U.S. equity securities of small and mid-cap companies that meet the subadviser’s fundamental and environmental, social, and governance criteria.

As a result, effective immediately, the following changes are being made to the Part A and the Part B of the Registration Statement dated February 28, 2023:

All references in the Part A and the Part B of the Registration Statement to the “HSBC RadiantESG U.S. Smaller Companies Portfolio” are replaced with “HSBC Radiant U.S. Smaller Companies Portfolio”.

The new name of the Fund’s current subadviser, Radiant Global Investors LLC, became effective on or about October 31, 2023.

INVESTORS SHOULD RETAIN THIS AMENDMENT FOR FUTURE REFERENCE.

PART C

 Other Information

ITEM 28. EXHIBITS

(a)	(1)		Amended and Restated Agreement and Declaration of Trust dated October 13, 2017. (2)
	(2)		Amended Schedule A dated June 15, 2022 to the Amended and Restated Agreement and Declaration of Trust. (8)
(b)			By-Laws dated March 10, 2016. (1)
(c)			Not applicable.
(d)	(1)	(i)	Master Investment Advisory Contract, dated June 24, 2016, between HSBC Funds and HSBC Global Asset Management (USA) Inc. (1)
	(1)	(ii)	Investment Advisory Contract Supplement, dated June 24, 2016, regarding HSBC U.S. Treasury Money Market Fund. (1)
	(1)	(iii)	Investment Advisory Contract Supplement, dated June 24, 2016, regarding HSBC U.S. Government Money Market Fund. (1)
	(1)	(iv)	Investment Advisory Contract Supplement, dated June 24, 2016, regarding HSBC Radiant U.S. Smaller Companies Portfolio. (1)
	(1)	(v)	Investment Advisory Contract Supplement, dated March 24, 2021, regarding HSBC ESG Prime Money Market Fund. (5)
	(2)		Sub-Advisory Agreement, effective June 28, 2022, between HSBC Global Asset Management (USA) Inc. and Radiant Global Investors LLC regarding HSBC Radiant U.S. Smaller Companies Portfolio. (8)
(e)	(1)		Form of Selling Agreement. (1)
	(2)		Form of Dealer Agreement. (1)
	(3)		Distribution Agreement, dated May 31, 2017, between HSBC Funds and Foreside Distribution Services, L.P. (2)
	(4)		First Amendment to the Distribution Agreement, dated June 7, 2018, between HSBC Funds and Foreside Distribution Services, L.P. (3)
	(5)		Third Amendment to the Distribution Agreement, dated March 24, 2021, between HSBC Funds and Foreside Distribution Services, L.P. (5)
	(6)		Novation to the Distribution Agreement, dated September 30, 2021, between HSBC Funds and Foreside Distribution Services, L.P. (6)
(f)			Not applicable.
(g)			Master Services Agreement, effective November 7, 2022, between State Street Bank and Trust Company and HSBC Funds. (9)

(h)	(1)	Operational Support Services Agreement, dated December 14, 2022, between HSBC Global Asset Management (USA) Inc. and HSBC Funds on behalf of HSBC U.S. Government Money Market Fund, HSBC U.S. Treasury Fund and HSBC ESG Prime Money Market Fund. (12)
	(2)	Expense Limitation Agreement. (12)
	(3)	Amended and Restated Administration Services Agreement, effective November 7, 2022, between HSBC Global Asset Management (USA) Inc. and HSBC Funds. (9)
	(4)	Transfer Agency and Service Agreement, effective November 7, 2022, between State Street Bank and Trust Company and HSBC Funds. (9)
	(5)	Fund PFO/Treasurer, CCO, Secretary and AMLO Agreement, effective November 7, 2022, between Foreside Fund Officer Services, LLC and HSBC Funds. (9)
(i)		Opinion and Consent of Counsel. (12)
(j)	(1)	Power of Attorney. (10)
	(2)	Consent of Independent Registered Public Accounting Firm. (12)
(k)		Not applicable.
(l)		Not applicable.
(m)	(1)	Master Distribution Plan relating to Class A Shares, dated June 24, 2016. (1)
	(2)	Master Distribution Plan relating to Class C Shares, dated June 24, 2016. (1)
	(3)	Master Distribution Plan relating to Class D Shares, dated June 24, 2016. (1)
(n)		Multiple Class Plan. (12)
(o)		Not applicable.
(p)	(1)	Code of Ethics for HSBC Funds. (3)
	(2)	Amended Code of Ethics for HSBC Global Asset Management (USA) Inc. (4)
	(3)	Code of Ethics for Radiant Global Investors LLC (7)
	(4)	Code of Ethics for Foreside Fund Officer Services, LLC. (11)

* * * * * * * * * * * *

(1)	Incorporated herein by reference from post-effective amendment No. 214 to the Registration Statement as filed with the SEC on June 27, 2016.
(2)	Incorporated herein by reference from post-effective amendment No. 227 to the Registration Statement as filed with the SEC on February 28, 2018.
(3)	Incorporated herein by reference from post-effective amendment No. 230 to the Registration Statement as filed with the SEC on January 31, 2019.
(4)	Incorporated herein by reference from post-effective amendment No. 243 to the Registration Statement as filed with the SEC on December 20, 2019.

(5)	Incorporated herein by reference from post-effective amendment No. 284 to the Registration Statement as filed with the SEC on August 13, 2021.
(6)	Incorporated herein by reference from post-effective amendment No. 285 to the Registration Statement as filed with the SEC on February 28, 2022.
(7)	Incorporated herein by reference from post-effective amendment No. 286 to the Registration Statement as filed with the SEC on April 29, 2022.
(8)	Incorporated herein by reference from post-effective amendment No. 287 to the Registration Statement as filed with the SEC on June 28, 2022.
(9)	Incorporated herein by reference from post-effective amendment No. 291 to the Registration Statement as filed with the SEC on November 30, 2022.
(10)	Incorporated herein by reference from post-effective amendment No. 292 to the Registration Statement as filed with the SEC on December 29, 2022.
(11)	Incorporated herein by reference from post-effective amendment No. 293 to the Registration Statement as filed with the SEC on January 26, 2023.
(12)	Incorporated herein by reference from post-effective amendment No. 295 to the Registration Statement as filed with the SEC on February 28, 2023.

ITEM 29. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

 Not applicable.

ITEM 30. INDEMNIFICATION

 Article VII, Section 7.5 of the Registrant's Amended and Restated Agreement and Declaration of Trust provides for the indemnification of the trustees, officers, employees, agents and other controlling persons of the Registrant. The Amended and Restated Agreement and Declaration of Trust is incorporated by reference as Exhibit (a)(1).

 Section 17(h) of the Investment Company Act of 1940 provides that no instrument pursuant to which Registrant is organized or administered shall contain any provision which protects or purports to protect any trustee or officer of Registrant against any liability to Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

 Pursuant to the Distribution Agreement, Foreside Distribution Services, L.P. agrees to indemnify the Registrant, its officers, trustees, employees, and any person who controls the Trust (within the meaning of Section 15 of the Securities Act of 1933) against certain liabilities. A copy of the Registrant's Distribution Agreement is incorporated by reference as Exhibit (e)(3).

 The Registrant may be party to other agreements that include indemnification, or substantially similar, provisions for the benefit of the Registrant's trustees, officers, employees and any person who controls the Trust.

 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant's organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and

Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and, therefore, is unenforceable.

ITEM 31. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISERS

HSBC Global Asset Management (USA) Inc., 452 Fifth Avenue, New York, New York 10018, serves as investment adviser (“Adviser”) and is a wholly-owned subsidiary of HSBC USA, Inc., a registered bank holding company. Information as to the directors and officers of the Adviser, together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by the directors and officers of the Adviser in the last two years, is included in its application for registration as an investment adviser on Form ADV (File No. 801-69413) filed under the Investment Advisers Act of 1940, as amended, and is incorporated by reference thereto.

Information as to the directors and officers of Radiant Global Investors LLC (“Radiant”) together with information as to any other business, profession, vocation or employment of a substantial nature engaged in by the directors and officers of Radiant in the last two years, is included in its application for registration as an investment adviser on Form ADV (File No. 801-123268) filed under the Investment Advisers Act of 1940, as amended, and is incorporated by reference thereto.

ITEM 32. PRINCIPAL UNDERWRITER

(a) Foreside Distribution Services, L.P. (the “Distributor”) serves as principal underwriter for the following investment companies registered under the Investment Company Act of 1940, as amended:

1.	HSBC Funds (f/k/a HSBC Investor Funds)
2.	Princeton Long/Short Treasury Fund, series of Northern Lights Fund Trust

 (b) The following are the Officers of the Distributor, the Registrant’s underwriter. The Distributor’s main business address is Three Canal Plaza, Suite 100, Portland, Maine 04101.

Name	Address	Position with Underwriter	Position with Registrant

Teresa Cowan	111 E. Kilbourn Ave, Suite 2200, Milwaukee, WI 53202	President	None

Chris Lanza	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None

Kate Macchia	Three Canal Plaza, Suite 100, Portland, ME 04101	Vice President	None

Jennifer Brunner	111 E. Kilbourn Ave, Suite 2200, Milwaukee, WI 53202	Vice President and Chief Compliance Officer	None

Kelly B. Whetstone	Three Canal Plaza, Suite 100, Portland, ME 04101	Secretary	None

Susan L. LaFond	111 E. Kilbourn Ave, Suite 2200, Milwaukee, WI 53202	Treasurer	None

(c) Not applicable.

ITEM 33. LOCATION OF ACCOUNTS AND RECORDS

 The account books and other documents required to be maintained by the Registrant pursuant to Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder will be maintained at the offices of: HSBC Global Asset Management (USA) Inc., 452 Fifth Avenue, New York, New York 10018; Radiant Global Investors LLC, 21 Orinda Way, Suite C-546, Orinda, CA 94563; DST Asset Manager Solutions, Inc., 2000 Crown Colony Drive, Quincy, MA 02169; State Street Bank and Trust Company, 1 Lincoln St., Boston, MA 02111; Foreside Fund Officer Services, LLC, Three Canal Plaza, Suite 100, Portland, ME 04101.

ITEM 34. MANAGEMENT SERVICES

 Not applicable.

ITEM 35. UNDERTAKINGS

 None.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, HSBC Funds has duly caused this amendment to its registration statement on Form N-1A (File No. 811-04782) to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, and State of New York on the 1st day of November, 2023.

HSBC FUNDS

By:	/s/ Stefano R. Michelagnoli
Stefano R. Michelagnoli*
President

*/s/ Brenden Carroll
Brenden Carroll

* Brenden Carroll, as attorney-in-fact, on behalf of Stefano R. Michelagnoli pursuant to a power of attorney incorporated herein by reference from post-effective amendment No. 273 to the Registration Statement as filed with the SEC on February 18, 2021.